EXHIBIT 2.2

ASSET SALE AND PURCHASE AGREEMENT

This ASSET SALE AND PURCHASE Agreement (this “Agreement”) is made as of October 1, 2014 (the “Effective Date”) by and between Wedcor Holdings, Inc., a company incorporated in the U.S. in the State of Indiana under Indiana registration number 1995080284 with its registered office address at 251 Wedcor Avenue, Wabash, Indiana 46992 (“Wedcor”), and Olympia Business Systems, Inc., a company incorporated in the U.S. in the State of Delaware under Delaware registration number 2709876 with its registered office address at 2711 Centerville Rd, Suite 400, Wilmington, DE 19808 (the “Company”).

Wedcor and the Company will be hereinafter jointly referred to as the “Parties” and individually as the “Party”.

WHEREAS, the Company is a wholly-owned subsidiary of Pitney Bowes España, S.A.U., a company incorporated under the laws of Spain with tax identification number A60367927 and having its registered office at Calle Anton Fortuny, 14-16, Esplugas de Llobregat (Spain); and

WHEREAS, immediately prior to the execution of this Agreement, Wedcor is selling to Pitney Bowes España, S.A.U. (the “Buyer”), all of the outstanding shares of capital stock of Olympia and of intimus (the “Stock Sale”) pursuant to a stock purchase agreement dated as of October 1, 2014 by and among Wedcor, the Buyer and PHI Fund II, F.C.R. De Regimen Simplificado (the “Purchase Agreement”);

WHEREAS, the Company and intimus will be provided with certain services relating to aspects of their business for a transitional period on the terms and conditions set out in a Transition Services Agreement executed on the date hereof (the “Transition Services Agreement”); and

WHEREAS, Wedcor desires to sell all of the assets necessary or useful to its information security business (the “Business”) owned by the Wedcor on, or acquired by the Wedcor after, August 8th, 2014 (the “P8 Date”) including, but not limited to, those assets set forth on Exhibit A hereto (the “Assets”) to the Company, and the Company desires to purchase the Assets under the terms set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.1         Sale of Assets. Wedcor hereby sells and transfers, to the Company, and the Company hereby purchases, receives and accepts from Wedcor, all of Wedcor’s right, title, and interest in and to the Assets, free and clear of any lien or encumbrance of any kind including but not limited to any mortgage, charge, pledge, lien, option, power of sale, assignment for the purpose of security, hypothecation, security interest of any kind or title retention or any other third party right, right of pre-emption, right of refusal, or any agreement, arrangement or obligation to create any of the foregoing (the “Encumbrances”).

After the Effective Date, Wedcor will promptly (no later than five (5) business days after receipt) transfer and deliver via wire transfer to the Company, from time to time if, as and when received by Wedcor, any cash, checks with appropriate endorsements, proceeds or other property that Wedcor may receive on or after the Effective Date relating to the Business, including but not limited to accounts receivable, and will account to the Company for all such receipts, if any, as may be received from time to time.

1.2         Excluded Assets. Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that Wedcor hereby retains all rights, title and interest in all assets not relating to the Business (the “Excluded Assets”), including but not limited to the following:

(a)          Real Property. The real property owned by Wedcor located at 251 Wedcor Avenue, Wabash, Indiana 46992 (the “Real Property”);

(b)          Lease. The Lease between Wedcor and Martin Yale Industries, LLC dated June 30, 2014;

(c)          Chase Loan Agreement. The First Amended and Restated Credit Agreement by and among Escalade, Incorporated, as the Borrow, Wedcor, as a Loan Party thereto, the other Loan Parties thereto and JPMorgan Chase Bank, N.A., as the Administrative Agent, Issuing Bank, Swingline Lender and as a Lender dated August 27, 2013, as amended, and all related agreements to which Wedcor is a party;

(d)          Equity in Affiliates. Any securities owned by Wedcor reflecting an equity ownership interest in any entity or affiliate of Wedcor, including without limitation, in intimus and in Neoteric Industries, Inc., a Taiwanese corporation;

(e)          Cash. All cash, bank accounts, cash equivalents and other similar types of investments held or owned by Wedcor, except for the cash to be forwarded to the Company pursuant to Section 1.1; a party;

(f)           Tax Refunds. Any federal, state, local or foreign tax refund resulting from operation of the Business prior to the Effect Date: and

(g)          Books and Records. All information, files, records, lists, data, and recorded knowledge relating to the Business, including without limitation, Wedcor’s corporate minute books, organizational documents, corporate seals, and stock books.

1.3         Purchase Price. The Purchase Price for the Assets shall be an amount equal to Euro 749,998 (in words: seven hundred forty nine thousand nine hundred ninety eight Euro), to be paid by the Buyer on behalf of the Company on the date of execution of the present Agreement by means of wire transfer to the account designated by Wedcor, all in accordance with the Purchase Agreement. Buyer shall provide confirmation of the payment of the Purchase Price using the SWIFT network.

1.4           Assumption of Liabilities.

(1)           The Company hereby assumes all liabilities or obligations of Wedcor listed in Exhibit B (the “Assumed Liabilities”) it being agreed that the Company shall not assume any liabilities or obligations that may be included in such Assumed Liabilities to the extent the same refer to (i) any costs, expenses or disbursements arising from the present transaction, and (ii) any indemnification payment that may be owed to any of the Employees. The amounts of such Assumed Liabilities shown on Exhibit B are as of the P8 Date, which amounts will fluctuate in the ordinary course of business up to and including the Effective Date. If the actual amount of a liability listed in Exhibit B as of the Effective Date exceeds the amount listed for such a liability in Exhibit B, the respective liability shall be assumed by the Company only to the extent that any such increase arises in the ordinary course of the Business. In the event that any such increase arises outside of the ordinary course of the Business, Wedcor shall assume such increase. The Company, and Wedcor, as the case may be, shall pay, perform and discharge the Assumed Liabilities in accordance with the terms thereof.

(2)           The Company hereby assumes all liabilities and obligations with regard to the Assets and to the Employees (as defined below) which result from facts or circumstances occurring after the Effective Date and shall indemnify, defend and hold Wedcor harmless from and against any and all demands, claims, actions, proceedings, damages, payments, fines, penalties, losses, costs (including legal costs), expenses, disbursements or other liabilities of any nature whatsoever that might arise based on any such liabilities. Likewise, except for the Assumed Liabilities, Wedcor hereby retains all liabilities and obligations with regard to the Assets and the Employees which result from facts or circumstances occurring before the Effective Date, and shall indemnify, defend and hold the Company harmless from and against any and all demands, claims, actions, proceedings, damages, payments, fines, penalties, losses, costs (including legal costs), expenses, disbursements or other liabilities of any nature whatsoever that might arise based on any such liabilities.

1.5           Retained Liabilities. Except as provided in Section 1.4, the Company shall not assume or be obligated to pay, perform and discharge, any liabilities or obligations of Wedcor of any nature whatsoever whether accrued, absolute, contingent or otherwise arising relating to the Excluded Assets (the “Retained Liabilities”). Wedcor will retain and pay, perform and discharge the Retained Liabilities in accordance with the terms thereof, and shall indemnify, defend and hold the Company harmless from and against any and all demands, claims, actions, proceedings, damages, payments, fines, penalties, losses, costs (including legal costs), expenses, disbursements or other liabilities of any nature whatsoever that might arise based on any such Retained Liabilities.

1.6         Non-Assignable Assets. To the extent that any of the Assets are not capable of being assigned, transferred or sold to the Company without the waiver or consent of any third person, this Agreement shall not constitute an assignment, transfer or sale or attempted assignment, transfer or sale thereof. In those instances where consents, assignments, releases and/or waivers have not been obtained at or prior to the Effective Date for the sale of the Assets to the Company, this Agreement, to the extent permitted by law, shall constitute an equitable assignment by Wedcor to the Company of all of Wedcor’s right, title and interest in and to the Assets, and where necessary or appropriate, the Company shall be deemed to be Wedcor’s agent for the purposes of completing, fulfilling and discharging all of Wedcor’s rights and liabilities arising under such Assets on or after the Effective Date. Wedcor shall provide the Company with the financial and business benefits of such Assets (including, without limitation, permitting the Company to enforce any rights of Wedcor arising under such Assets), and the Company shall, to the extent the Company is provided with the benefits of such Assets, assume, perform and in due course pay and discharge all Assumed Liabilities. For these purposes, both parties shall cooperate in any lawful and economically feasible arrangement to provide that the Company shall receive Wedcor’s interest in such Assets.

1.7         Employees. Wedcor shall terminate its employment relationship with all employees of the Business (the “Employees”) effective upon the termination or expiration of the employee leasing arrangement pursuant to the Transition Services Agreement dated as of the Effective Date among Wedcor, the Company and intimus (so that, among other things, such Employees are available to be re-hired by the Company) and use its commercially reasonable efforts to cause all such Employees of the Business to enter into employment relationships with the Company immediately at that time. Wedcor shall indemnify, defend and hold the Company harmless from and against any and all demands, claims, actions, proceedings, damages, payments, fines, penalties, losses, costs (including legal costs), expenses (including taxation and social security), disbursements or other liabilities of any nature whatsoever that might arise based on any such terminations by Wedcor and in relation to any taxes accrued but unpaid as of the Effective Date associated with the Employees, if any, except for the Assumed Liabilities. The Company shall offer employment to all such Employees on the same terms under which the employees are currently employed by Wedcor. The Company shall assume the obligation to pay any unpaid and accrued wages, vacation pay, and related taxes with respect to each Employee hired by the Company in the amounts existing as of the date such persons are hired by the Company, it being understood that Wedcor has at all times complied, in all respects, with the laws and regulations applicable to employment in relation thereto, and provided that such amounts arose in the ordinary course of business.

1.8         Allocation of Value to Assets. The agreed upon value of the Assets sold to the Company shall be mutually determined by Wedcor and the Company after the Effective Date in accordance with the standard valuation rules as consistently applied with past practice, maintaining the same accounting and valuation principles, methods and procedures, in order to reflect the actual value of the Assets. Such determined value shall be used by the Company and Wedcor for all tax purposes, including without limitation, those matters subject to Section 1060 of the Internal Revenue Code of 1986, as amended, and other relevant purposes.

1.9         Representations and Warranties.

Wedcor hereby represents and warrants to the Company that:

(1)         Organization and Good Standing. Wedcor is a corporation duly organized and validly existing under the laws of the State of Indiana, with full corporate power and authority to conduct the Business, to own or use the Assets and to perform all its obligations under any contract which is identified as an Asset (the “Contracts”).

(2)         Enforceability; Authority. This Agreement constitutes the legal, valid, and binding obligation of Wedcor, enforceable against Wedcor in accordance with its terms. Wedcor has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and such action has been duly authorized by the Board of Directors of Wedcor.

(3)         Condition of and Title to Assets. Wedcor owns good and transferable title to all of the Assets, free and clear of Encumbrances.

(4)         Assets. The Assets comprise all assets which are necessary to operate the Business consistent with Wedcor’s operation of the Business in the ordinary course of business as it has been carried out to date.

(5)         Leakage. Since the P8 Date, Wedcor has not:

(i)          disposed of any Assets, other than Inventory in the ordinary course of Business;

(ii)         created, or agreed to create, any Encumbrance over any Asset;

(iii)        employed or offered to employ or engaged any person other than the Employees to work in the Business; or

(iv)        amended (or agreed to amend) the terms of employment of any of the Employees or entered into or modified any agreement, arrangement or understanding with any representative body in respect of any of the same.

(6)         Employees. Schedule 1.9.6 contains a complete and correct list of all Employees as of the Effective Date, accurately indicating length of service, professional category, office held, type of contract and current annual salary (including base salary, bonuses and any other benefits) of each one. There are no other individuals employed by Wedcor in the Business. Wedcor has at all times complied, in all material respects, with the laws and regulations applicable to employment, including, but not limited to, those related to Social Security, subcontracting companies/services providers, health and security provisions, as well as those established in any collective bargaining agreements and agreements of any kind reached with the Employees, and it is up to date with the payment of all remuneration and related salary costs, whether in cash or in kind, due to the Employees or to any governmental body or authority in relation thereto.

(7)         Tax. Regarding the Assets and the Employees, Wedcor has duly complied with, performed and is up to date with all obligations pursuant to the applicable legal and regulatory requirements, including but not limited to having duly calculated and filed all tax returns and other reports required under the applicable laws and regulations to be filed with tax and other authorities, paid all taxes due, tax pre-payments and other public dues, retained and withhold all taxes and paid them to the respective recipient and paid all related delay charges and penalties, if any.

Exhibits A and B and Schedules 1.9.6, A-1, A-2 and A-3 are true, correct, complete and not misleading in all material respects. Except for the Representation and Warranty in this Section 1.9, all of the Assets are being transferred “as is” without any warranties either express or implied.

1.10       Limitation of liability. The Parties agree that any liability of Wedcor to the Company under this Agreement shall be as set forth in, and determined pursuant to, the Purchase Agreement.

1.11       Further Assurances. The Parties will, from time to time, upon the request of the other Party hereto, take all actions and do all things, including without limitation executing, acknowledging, and delivering any additional agreements, deeds, or any other instruments of conveyance and transfer, and working together in good faith to secure any third-party consents relating to the Assets, as may be reasonably necessary to more effectively convey or transfer to, and vest in, the Company possession of the Assets, or to cure any defects in the execution and delivery of the Assets.

1.12       Records Retention and Access. The Company will preserve until the fifth anniversary of the Effective Date (or, if later, until the applicable period for assessment under all applicable legal requirements (giving effect to any and all extensions or waivers) has expired), all of the books and records of Wedcor pertaining to the operation of the Business prior to the Effective Date that are transferred to or in the possession of the Company, whether in paper or electronic form, including (i) all wage and hour records, employee leave records, Occupational Safety and Health records and all other employment-related records, (ii) books, records and computer files relating to Wedcor’s financial and tax matters, and (iii) all Assumed Liabilities. Following the Effective Date, the Company agrees to furnish to Wedcor, upon request, as promptly as practicable, reasonable access and duplicating rights to such books and records, and shall cooperate with Wedcor as reasonably requested for the purpose of the preparation of tax returns, preparation for audit or for the prosecution or defense of any proceeding relating to taxes, or any matter relating to Excluded Assets or any Retained Liabilities.

1.13       Conduct of claims. The Parties agree that any claims that may arise between them in relation to this Agreement shall be subject to, and conducted pursuant to, the provisions established to such effect in the Purchase Agreement.

1.14       Miscellaneous.

(a)          Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement.

(b)          Amendment. This Agreement may not be amended except by a written instrument signed by each of the parties hereto.

(c)          Governing Law; Forum Selection. The governing law and jurisdiction for all matters relating to this Agreement shall be as contained in Clause 26 of the Purchase Agreement. Each of the Parties hereto further agrees and consents to all such provisions and jurisdiction in respect of any matter arising under this Agreement.

(d)          Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one instrument. The parties agree that the exchange of signature pages by facsimile or electronic transmission will constitute original signatures for all purposes.

(e)          Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the respective succors and assigns of each other parties hereto.

This deed including all of the schedules and exhibits has been read aloud to the persons present by the notary, approved by them and signed by them and the notary as follows:

/s/ Dr. Johannes Braun

In the name and on behalf of
Wedcor Holdings, Inc., by power of attorney

/s/ Javier Ortiz de Zarate

In the name and on behalf of
Olympia Business Systems, Inc.

/s/ Dr. Benedikt Pfisterer

Civil Law Notary with official
residence in Munich, Germany
[Notary Seal affixed]

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